UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2014

KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

On June 30, 2014, a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”) and one of the Company’s equity partners amended the existing operating agreement governing a joint venture that holds real estate-related investments located in Japan.  The Company has an approximate 41% ownership interest in this investment.  As of March 31, 2014, this joint venture held assets of approximately $496 million, non-recourse mortgage debt of approximately $276 million and the carrying value of the Company’s equity was approximately $68 million.

This joint venture was previously accounted for by the Company on an equity method basis.  Based on a preliminary analysis, the Company believes that the rights provided to the Company or its wholly-owned subsidiary in the amended operating agreement provides control to the Company as defined by FASB Accounting Standards Codification (“ASC”) Subtopic 810 – Consolidation.  As a result of gaining control, the Company will be required to consolidate the assets and liabilities of these investments at fair value in accordance with ASC Subtopic 805 - Business Combination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

     By: /s/ JUSTIN ENBODY
_______________________________________
Justin Enbody
Chief Financial Officer

Date: July 1, 2014